Exhibit 99.1

INTERNATIONAL SHIPHOLDING CORPORATION ADVANCES TOWARDS EMERGENCE FROM BANKRUPTCY AS A SUBSIDIARY OF SEACOR HOLDINGS INC.

New Orleans, LA
June 1, 2017

FOR IMMEDIATE RELEASE—International Shipholding Corporation (“ISH” or the “Company”) today announced that it has received the necessary approvals from the U.S. Department of Transportation Maritime Administration thereby satisfying certain conditions precedent to the effectiveness of the First Amended Modified Joint Plan of Reorganization (the “Plan of Reorganization”), which was confirmed by the United States Bankruptcy Court for the Southern District of New York on March 2, 2017.  The Company will emerge from bankruptcy as a subsidiary of SEACOR Holdings Inc. (“SEACOR”) (NYSE:CKH) following the satisfaction of the remaining conditions to effectiveness and on a date to be specified by the Company (as defined in the Plan of Reorganization, the “Effective Date”).  The Company (in consultation with SEACOR) is currently targeting the occurrence of the Effective Date on or prior to July 3, 2017.

“This has been a long and challenging process. We are most thankful for the support of our dedicated employees, customers, and suppliers during this transition. That support has been integral to the significant progress made towards a successful outcome of the Chapter 11 process," said President and CEO, Erik L. Johnsen. “Through the leadership and capabilities of SEACOR, upon emergence from bankruptcy International Shipholding will emerge as a stable, well-capitalized business with a bright future.”

“Today marks the achievement of an important step towards a restructuring transaction that will allow the Company to move forward with a solid financial and operational foundation under the SEACOR umbrella of companies,” said SEACOR Holdings Inc. Chief Operating Officer, Eric Fabrikant. “The combination of ISH’s longstanding history of excellent customer service and SEACOR’s financial resources will ensure continued growth and success at International Shipholding.”

Additional information about the Company’s restructuring and the Plan of Reorganization may be obtained by visiting https://cases.primeclerk.com/ish.

About SEACOR Holdings Inc.

SEACOR is a diversified holding company with interests in domestic and international transportation and logistics, alcohol manufacturing and merchandising, and risk management consultancy.

Forward-Looking Statements

This press release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The Company has based these forward-looking statements on its current expectations and projections about future events based upon knowledge of facts as of the date of this press release and its assumptions about future events. These forward-looking statements are subject to various risks and uncertainties many of which may be outside the Company’s control, including the outcome and timing of various approvals by the Bankruptcy Court, the outcome of other matters during the Chapter 11 process, adequacy of our capital resources, current industry conditions, and other factors impacting our operations and liquidity. The Company undertakes no obligation to publicly update or revise any of its forward-looking statements, whether as a result of new information, future events or otherwise.

Contact

Sarah Schultz
Akin Gump Strauss Hauer & Feld LLP
(214) 969-2800
sschultz@AkinGump.com

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